Exhibit 5.1

January 21, 2016

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Agenus Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) relating to the registration for resale under the Securities Act of 1933, as amended (the “Act”), of 5,750,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”) issuable or issued pursuant to (1) the 2009 Equity Incentive Plan, as amended (the “EIP”), (2) the Agenus Inc. Directors’ Deferred Compensation Plan, as amended (the “DDC”), (3) the 2015 Inducement Equity Plan (the “Inducement Plan”) and (4) certain individual stock option agreements.

We have reviewed such instruments, documents, certificates and records that we have deemed necessary or appropriate for the purposes of rendering this opinion, including the EIP, DDC, Inducement Plan and certain individual stock option agreements. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the legal capacity of all natural persons, and the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon information obtained from public officials, officers and other representatives of the Company and other sources believed by us to be reliable.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the EIP, DDC, Inducement Plan and the terms of any agreement relating to any awards granted thereunder, or certain individual stock option agreements, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or other jurisdiction, other than the Federal laws of the United States of America, the state laws of the Commonwealth of Massachusetts, and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

Very truly yours,

/s/ CHOATE, HALL & STEWART LLP